Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 30, 2007, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of the Company’s internal control over financial reporting, which appears in Carrizo Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
April 23, 2007